Exhibit 10.24

CONSULTING AGREEMENT

September 14, 2006
THIS AGREEMENT with effect the 1st day of September, 2006 between Jason Dykstra, an individual resident in the City of Toronto, Ontario [JBD Consulting - sole proprietor ] (the “Consultant”) and Trimax Corporation, a corporation incorporated under the laws of the State of Nevada, United States of America (“Trimax”).

WHEREAS Trimax is in the business of developing, selling, delivering, installing, licensing and otherwise enabling solutions relating to the communication, collection, storage, analysis and distribution of data relating to (BPL) BROADBAND OVER POWER LINES, and BPL enabled services (ISP, VoIP, IPTV, AMR, SCADA) and the provision of services in relation thereto (the “Business”),

AND WHEREAS the Consultant has expertise in and the qualifications sales and marketing, business development, process engineering, strategic planning.

AND WHEREAS Trimax wishes to engage the Consultant, from time to time, on the terms and conditions as set out in this Agreement to provide certain services relating to the management and organization of such events,

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, the Consultant and Trimax agree as follows:
1.	Definitions
In this Agreement, terms capitalized in the introduction and recitals to this Agreement have the meanings ascribed to them and the following terms have the following meanings:
“Agreement” means this agreement, including all schedules attached and all written amendments to this agreement.
“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Ontario.
“Confidential Information” means confidential and proprietary information, material and otherwise relating to the Business, whether or not designated or labelled as confidential or proprietary, in written, graphic, verbal or machine readable form, including without limitation, the Developments, trade secrets, lists of present and prospective Customers and their buying habits, agreements with suppliers, strategic partners and distributors and information about dealings with suppliers and distributors, purchase requirements, pricing and sales policies and concepts, financial information, business plans, forecasts and marketing strategies, and plans, processes, surveys, technology, methods, sales reports.
“Consulting Services” means all appropriate acts necessary or advisable to promote the Business in accordance with the Consultant’s duties identified in Schedule ‘A’ to this Agreement.
“Customer” means any individual, corporation or entity who has been a customer of Trimax at any time during the one year period immediately prior to termination of this Agreement or any person, corporation or entity to whom the Consultant, Trimax or its servants, consultants or agents had approached with the intent to sell any of the services and or products sold through the Business at any time during the one year period immediately prior to the termination of this Agreement.
“Developments” includes, without limitation, works of authorship, copyright works, trademarks, trade names, patents, patent applications, know-how, inventions, discoveries, developments, ideas, plans, methodologies, designs, research data, trade secrets, improvements, source code, binaries, user documentation, web pages, domains, license keys and Confidential Information.

“Materials” means all material delivered, assembled or created by the Consultant pursuant to this Agreement or furnished to him by Trimax and includes all equipment, tools, keys, books, records, reports, files, manuals, notes, data, tapes, reference items, memoranda and other materials in any way relating to the Business or to any of the Confidential Information.
“Term” means the period commencing from the date first mentioned above until terminated on the date which is the earlier of two weeks following the date on which either the Consultant or Trimax gives the other notice expressing the intention to terminate this Agreement and November 30, 2006.
Extended Meanings unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine gender include the feminine and neuter genders, the word ‘person’ includes corporations, trusts and unincorporated associations, and unless specifically provided otherwise, reference to a party or parties is to a party or parties to this Agreement and any notice, request or other communication required or permitted by this Agreement to be given to a party shall be in writing and all references to “day” or “days” shall mean calendar days unless designated as Business Days.
2.	Entire Agreement
This Agreement is the entire agreement between Trimax and the Consultant about its subject matter and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written about its subject matter. There are no warranties or representations between the parties about the subject matter of this Agreement except as specifically provided in this Agreement.
3.	Calculation of Time
When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day.
4.	Engagement
Trimax hereby engages the Consultant to provide the Consulting Services during the Term and the Consultant hereby accepts such engagement and agrees, during the Term, unless otherwise provided in this Agreement, to devote all of his working time and attention to provide the Consulting Services. The Consultant agrees to diligently promote the interests of Trimax.
5.	Status of the Consultant
The Consultant shall for all purposes be an independent contractor and not an agent, partner or employee of Trimax. If Canada Revenue Agency determines the relationship governed by this Agreement is an employment relationship and not a consulting relationship, then the Consultant shall indemnify Trimax from any and all claims, losses and expenses whatsoever arising from or in connection with such determination.
6.	Remuneration
As remuneration for the Consulting Services the Consultant shall be entitled to the consulting fee as well as the shares in the capital of Trimax as set out in Schedule ‘B’ to this Agreement.
7.	Confidentiality and Insider Trading
The Consultant acknowledges and agrees in the course of his association and relationship with Trimax he will have access to, acquire, deliver or create Confidential Information and he acknowledges and agrees that any disclosure of Confidential Information to the competitors, suppliers, consultants of Trimax, or to its Customers or the general public would be highly detrimental to the interests of Trimax. The Consultant agrees he will hold in strict confidence and not disclose or use, for his own or any other purpose, any Confidential Information except in connection with the proper discharge of the Consulting Services, including without limitation.
The Consultant further agrees to comply with insider trading restrictions of the Ontario Securities Commission, the Securities and Exchange Commission, and any other applicable regulator including any stock exchange on which Trimax’s securities are listed. Specifically, without limiting the generality of the foregoing, the Consultant shall not trade or advise others in trading in the securities of Trimax while in possession of undisclosed material information regarding the business or affairs of Trimax or its subsidiaries, or disseminate such undisclosed material information to others in connection with trading in the securities of Trimax or for any other purpose.

8.	Ownership of Materials
The Consultant acknowledges and agrees the Materials belong exclusively to Trimax and agrees to deliver the Materials, plus any copies, extracts and summaries thereof, promptly to Trimax upon the termination of this Agreement for any reason whatsoever, or upon request by Trimax.
9.	Assignment of Developments
The Consultant hereby irrevocably assigns and transfers, and agrees to assign and transfer exclusively to Trimax, any and all of his right, title and interest in and to, any and all Developments, the goodwill related to all trademarks, all patents, all applications for patents and any other intellectual property in any Development he has solely or jointly authored, created, conceived, developed or reduced to practice in the course of carrying out the Consulting Services. The Consultant agrees not to apply for any intellectual property rights for any Developments and agrees not to oppose, contest or seek to invalidate any registration of such rights by Trimax.
10.	Waiver of Moral Rights
The Consultant waives in whole any moral right, or similar right, which he may have in any of the Developments to the extent that they cannot be assigned to Trimax. The Consultant agrees to do whatever is necessary to enable Trimax to apply for and secure copyright or patent protection for the Developments in Canada and elsewhere.
11.	Obligation to Disclose
The Consultant agrees to make full disclosure to Trimax of all Developments and, without remuneration, to do all things that may be necessary to make Trimax the owner of any such Developments.
12.	Non-Competition
The Consultant agrees that for a period of 2 months from the termination of this Agreement for any reason whatsoever he will not, without the prior written consent of Trimax any where in the world in respect of Broadband over Power Line Carriers, directly or indirectly; either individually or in partnership or jointly or in conjunction with any other person (as principal, beneficiary, director, officer, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other manner or capacity), carry on, be engaged in, concerned with or employed by any person in connection with a business which competes the business conducted by Trimax at the time of such termination.
13.	Non-Solicitation
The Consultant agrees that for a period of 2 months from the termination of this Agreement for any reason whatsoever he will not, without the prior written consent of Trimax directly or indirectly; (i) solicit or do business with any Customer or knowingly assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other manner or capacity) any person directly or indirectly to solicit or do business with any Customer with the intent to obtain the custom or trade of such Customer for a business which competes with the business conducted by Trimax at the time of such termination; (ii) induce or attempt to induce any Customer to reduce or curtail its business with Trimax or to terminate its relationship with Trimax; (iii) induce or encourage any employee or consultant of Trimax to leave the employment or engagement of Trimax or authorize, approve or encourage any such action by any other person.
14.	Covenants Reasonable
The Consultant acknowledges and agrees: (i) Trimax would not have entered into this Agreement, without the covenants in sections 12 and 13 (ii) the covenants in sections 12 and 13 are reasonable in the circumstances and are necessary to protect the economic position of Trimax; and (iii) the breach of any of the covenants in sections 12 and 13 will cause serious and irreparable harm to Trimax which can not adequately be compensated for by damages, and in the event of a breach of any such covenant, the Consultant hereby consents to an injunction being issued against him restraining him from any further breach of any such covenant, but the provisions of this section shall not be construed so as to be a derogation of any other remedy which Trimax may have in the event of such a breach.

15.	Covenants Independent
The existence of any claim or cause of action of the Consultant against Trimax, whether pursuant to this Agreement or otherwise, shall not constitute a defence to the enforcement by Trimax of Sections 7, 8, 9, 10, 11, 12 and/or 13 and/or against the Consultant.
16.	Enforceability
If a court of competent jurisdiction adjudges, declares or decrees all or any portion of the covenants in sections 12 or 13 void or unenforceable in the circumstances, the portions thereof found void or unenforceable shall, automatically and without further act on the part of Trimax or the Consultant, but only such matters before the court, be reduced in scope, territory or duration of time to such an extent that such court found the same to be enforceable in the circumstances before the court.
17.	Covenants to Survive Closing
The covenants of the Consultant contained in this Agreement shall survive the termination of this Agreement for any reason and shall continue in accordance with their terms.
18.	Benefit and Binding
This Agreement shall enure as the case may be to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of Trimax and the Consultant.
19.	Amendments and Waivers
No amendment to this Agreement shall be valid or binding unless made in writing and duly executed by Trimax and the Consultant. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give such waiver and unless otherwise provided in the written waiver, shall be limited to the specific breach waived.
20.	Time
Time shall be of the essence of this Agreement.
21.	Assignment
This Agreement may not be assigned by the Consultant.
22.	Severability
If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and all other provisions and parts of provisions of this Agreement shall continue in full force and effect.
23.	Attornment
This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in Ontario. Every claim or proceeding in connection with or relating to this Agreement, including without limitation the enforceability of this Agreement, unless otherwise specifically provided for in this Agreement, shall be submitted to the exclusive jurisdiction of the courts of Ontario and no party or anyone on behalf of a party may commence in, or request that any proceeding be brought or moved to, another jurisdiction.
24.	Notices
Any notice or other communication required or permitted to be given under this Agreement must be in writing and given by personal delivery, facsimile, e-mail or by registered, mail, postage prepaid, as provided in this Section. Any notice shall be deemed to have been given at the time of delivery or sending by facsimile or e-mail; and on the fifth (5th) Business Day after mailing, as applicable. Any notice or other communication delivered by hand shall be deemed to have been received when it is delivered to the recipient or to the address noted below. This Section shall also govern notice of change of address.
if to Trimax:

Trimax Corporation

2 Lombard Street, Suite 204
Toronto, Ontario
M5C 1M1
Fax No. 416 368 8030
Attention: Derek M Pepler
Fax No. 416 368 8030
Email: Derek@plcnetsolutions.com

if to the Consultant:

Attention:
Telecopy Number:
Email:

25.	Counterparts and Execution by Facsimile and Electronically
This Agreement may be signed in counterparts and each counterpart shall constitute an original document and all counterparts, taken together, shall constitute one and the same instrument. A counterpart shall include any written document in which a party agrees to be bound by the terms of this Agreement in accordance with the form and substance, if any, prescribed by this Agreement. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in either a Tagged Image Format File (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile, TIFF or PDF shall also deliver a manually executed counterpart of this Agreement, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

26.	Further Assurances
Trimax and or the Consultant shall, from time to time, execute and deliver all such further documents and do all acts and things as may be reasonably required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the effective date first written above.

Trimax Corporation

By:	/s/ Derek Pepler
**, President

By:	/s/ Jason Dykstra
Jason Dykstra

SCHEDULE ‘A’
Consulting Services

Direct Sales and Marketing - Prime or Secondary in direct sales working through the sales cycle from identifying leads through the business development pipeline, or through cold calling, to proposal generation, to registering a customer from the residential, commercial, hospitality, government, utilities sectors for BPL services and maintain CRM role going forward in national and international markets. Develop marketing materials for these sectors as necessary.
Managing Residential Market - Create price/services offering for the residential BPL marketplace. Create policy and procedure for Door knocking campaigns nationally or internationally. Train, and manage all aspects of residential operations including: agent sales practices, management/training protocol, quality control measures, and administrative operations.
Process Development - Analyze internal business processes to assure that processes are optimized in terms of efficiency, measurability, and reliability.
Strategic Planning - Assist senior staff with weekly, quarterly, annual planning to develop market share, business identity, branding, sales strategy, and any other aspects of operations including IR, Business Development, administration, or other.

SCHEDULE ‘B’
Remuneration

Expenses:	The Consultant shall be reimbursed for those expenses for which he obtains prior written approval from Trimax’s CEO
Consulting Fee
Cash	$ 3,466.67 Canadian paid monthly, at the end of each month, a total of $10,400.00 by end of the term of the contract.
Shares:	The Consultant shall be entitled to a potential of 32,000 freely tradable S8 shares valued at $0.30 Canadian per share in the capital of Trimax.
The Consultant shall Receive
24,000 shares shall be processed for delivery to the Consultant on signing of this agreement.
8,000 shares shall be processed for delivery to the Consultant on completion of the 3 month term contract for the services rendered.